EXHIBIT 99.1

[OPENTV LOGO]

For Immediate Release

OpenTV Announces Global Restructuring Plan

MOUNTAIN VIEW, Calif., Oct. 14, 2002 — OpenTV (Nasdaq and Euronext Amsterdam: OPTV), one of the world’s leading interactive television companies, today announced a comprehensive plan to restructure its global operations in an effort to: reduce expenses significantly and realize efficiencies associated with its recent acquisition of Wink Communications, improve results from operations, and better position the company in light of the current economic environment in the cable and satellite industries. As a result, OpenTV estimates it will reduce its overall headcount by 315 positions, or approximately 47 percent of its total workforce, and close eight regional offices. Wink will continue to operate as a separate subsidiary of OpenTV and will be an important part of OpenTV’s ongoing strategy.

OpenTV anticipates its global restructuring will be completed by the end of the first quarter of 2003, initially resulting in annualized cost savings and a cash burn reduction of approximately $60.0 million and $48.0 million, respectively, beginning in the second quarter of 2003.

OpenTV estimates that this restructuring initiative will result in a pre-tax restructuring charge of approximately $29.0 million, of which $20.0 million will represent cash obligations. This charge is in addition to an estimated pre-tax restructuring charge of $4.1 million associated with the previously announced closure of the company’s Naperville, Illinois office, and an estimated restructuring cost of approximately $4.0 million associated with Wink.

“Given the challenging economic environment and also as a result of some significant changes in the business strategies of the Company, OpenTV is taking the necessary actions to streamline and right-size the company’s operations,” said OpenTV Chief Executive Officer James Ackerman. “We believe these cost-cutting measures will result in a more efficient and focused company that will be well positioned to serve our customers and our goal of achieving long-term growth and profitability. We will continue to enjoy one of the best — if not the best — teams of engineers, software developers and other employees in our industry. This team has created products that are distributed to over 35 million homes in over 45 countries and, as a result of our new strategic position and focus, we expect our team will continue to help us grow.

We sincerely regret the consequences of this plan on those of our team we must let go, but know that ultimately this difficult decision is in the best interests of our shareholders, remaining employees and customers. We wish the employees affected by this restructuring the best of luck and hope to be of assistance during their transition. Finally, while this plan is significant in scope, we firmly believe that this plan will improve our ability to achieve operational and financial success on an accelerated basis and to create value for our shareholders, which is our ultimate responsibility.”

About OpenTV

One of the world’s leading interactive television companies, OpenTV has a global footprint of more than 35 million households. The company provides a comprehensive suite of iTV solutions including operating middleware, interactive content and applications such as t-commerce, interactive advertising and games, content creation tools, professional support services, and strategic consulting. A pioneer in interactive television research and development, OpenTV has been issued 47 U.S. patents, 120 foreign patents, and has more than 385 pending patent applications worldwide to support its products and services. The company is headquartered in Mountain View, California, with regional offices located throughout the United States, Europe and Asia/Pacific. For more information please visit www.opentv.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including statements regarding OpenTV’s planned restructuring initiatives. Actual results can differ materially. Risks and uncertainties that could cause actual results to differ include, but are not limited to, whether OpenTV will be able to successfully manage its anticipated expenses and whether unanticipated expenses will arise in future periods, the risk that OpenTV will be unable to sufficiently reduce its expenses through its planned restructuring initiatives to enhance future operating performance, whether OpenTV will be able to maintain a sufficient level of cash reserves, whether the OpenTV and Wink businesses will be integrated successfully and whether unanticipated integration costs or delays will result, whether OpenTV will be able to retain and hire key employees, whether global economic conditions will affect the business and operational decisions of OpenTV’s customers, suppliers and other business partners in a manner adverse to OpenTV, whether current demand for interactive products and services will continue, the rate at which the market for interactive products and services will expand or contract, the timely identification, development and deployment of interactive products and services, customer acceptance of those products and services and the pricing thereof, the impact of competitive products and services and the pricing of those products and services, the impact of technological constraints and changes in technology, and other risk factors detailed in the documents filed from time to time by OpenTV Corp. with the Securities and Exchange Commission, including those risk factors detailed in Item 3.D of OpenTV Corp.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2002. OpenTV undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2002 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

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OpenTV:
Helen Chung	Gary Fuges
JLM Partners for OpenTV	OpenTV Investor Relations
Tel: 206-381-3600	Tel: 650-429-5531
helen@jlmpartners.com	gfuges@opentv.com